EXHIBIT A

JOINT FILING AGREEMENT

This Joint Filing Agreement (this “Agreement”) is made as of May 10, 2012, between and among Nob Hill Fiduciary Company, the Nob Hill Trust and the Nob Hill Trust II (collectively, the “Joint Filers”).

Background Information

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Joint Filers desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing.

Statement of Agreement

The Joint Filers hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

1. The Schedule 13D (Amendment No.         ) with respect to the shares of Class B Common Stock, without par value, of Greif, Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Joint Filers.

2. Each of the Joint Filers is eligible to use Schedule 13D for the filing of information therein contained.

3. Each of the Joint Filers is responsible for the timely filing of Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; provided, however, that each such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

NOB HILL FIDUCIARY COMPANY		NOB HILL TRUST

By	/s/ Robert E. Armstrong	By	Nob Hill Fiduciary Company, Trustee
Robert E. Armstrong, President
/s/ Robert E. Armstrong
Robert E. Armstrong, President

NOB HILL TRUST II

		By	Nob Hill Fiduciary Company, Trustee

/s/ Robert E. Armstrong
Robert E. Armstrong, President